JPMORGAN CHASE & CO.

JPMorgan Chase Notes

PRICING SUPPLEMENT 128
Pricing Supplement No. 28 dated November 26, 2007 (to Prospectus Supplement dated November 1 and Prospectus dated October 16, 2007)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-146731 CUSIP # 46627B FE6

Lead Agent: J.P. Morgan Securities Inc.

Agent:

Original Issue Date: December 5, 2007

Stated Maturity Date: December 15, 2022
Aggregate Principal Amount	Price to Public	Agents' Concession	Lead Agent's Concession	Net Proceeds to Issuer
$______	100%	2.00-2.125%	2.25%	$_____
[ ]	JPMorgan Chase Senior Notes, Series G
[X]	JPMorgan Chase Subordinated Notes, Series B
[X]	Fixed Rate Note: 5.750%
Interest will be computed on the basis of:
[ ]	the actual number of days elapsed in a year of 360 days
[X]	a 360-day year of twelve 30-day months
[ ]	Other
[ ]	Floating Rate Note:
[ ]	CD
[ ]	Commercial Paper Rate
[ ]	Federal Funds Rate
[ ]	LIBOR
[ ]	Treasury Rate
[ ]	Prime Rate
[ ]	CMT Rate

Agents' concession represents a portion of the Lead Agent's Concession. Agents may allow a portion of their concession of up to 2.00% to selling dealers.

The interest factor for each day will be computed by dividing the interest rate in effect on that day by:
[ ]	the actual number of days in the year
[ ]	360
[ ]	Other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:
[ ] Weekly	[ ] Monthly	[ ] Daily
[ ] Semi-annually	[ ] Annually	[ ] Quarterly

Interest Payment Dates:

Semi-annually on the 15th of December and June or next good business day, beginning June 15, 2008, using the following unadjusted business day convention.

Interest Determination Dates: N/A

Interest Reset Dates: N/A

Spread (+/-): N/A

Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Survivor's Option: No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes: December 15, 2010
[ ]	The Note may not be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co.
[X]

The Note may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, on December 15, 2010, or:

[  ]

any interest payment day thereafter

[X]

any good business day thereafter

Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

[ ]	The holder of the Note may not elect repayment of the Notes by JPMorgan Chase & Co. prior to the Stated Maturity Date.
[ ]

The holder of the Note may elect repayment of the Note by JPMorgan Chase & Co. prior to the Stated Maturity Date in whole or in part at a price equal to ____% of the principal amount being repaid, on ____________, or:

[  ]

any interest payment day thereafter

[  ]

any good business day thereafter

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.